UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2014

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51612	68-0542002
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

305 Camp Craft Road, Suite 525 Austin, TX 78746
(Address of principal executive offices and Zip Code)

(Registrant’s telephone number, including area code): (512) 222-0975

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

Arkanova Energy Corporation (Arkanova) announced today that the Environmental Protection Agency has issued an injection well permit to Provident Energy Of Montana, LLC, Arkanova’s 100% owned subsidiary, for the purpose of water injection into the MAX 1 well # 2817. The permit will now allow the company to commence the re-activation of waterflood operations on the company’s Montana lease acreage, The Two Medicine Cut Bank Sand Unit, (TMCBSU) for the purpose of attempting to increase oil production from our lease wells. We will now proceed with the installation of new equipment at the injection plant, replacing injection lines, and associated equipment for the waterflood project.

Waterman Energy, Inc. of Montana has been contracted to engineer and manage the project. It is planned to have the structures and equipment be in place by August 2014 in order to start the water injection with the anticipation of increased oil production to occur in three to six months thereafter.

The re-activation project has now begun with the signing of two major contracts, one for the fabrication of the injection plant and one for the line pipe and connections to the injection wells.

The budgeted amount is $3 million for the waterflood re-activation. The financing and support are now in place to accomplish our goals of increasing anticipated oil production and value to the shareholders. Provident has a 55% working interest of approximately 80% net revenue interest in approximately 9,900 acres in Pondera and Glacier Counties, Montana, the TMCBSU. It is the hope of the company that this pilot project will be successful and lead to the expansion of injection to the balance of the lease acreage.

Project updates to be coming to our website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Reginald Denny
Reginald Denny
CFO and Director

Date: April 9, 2014